For More Information, Contact:
Corporate Communications, Cygnus, Inc.
(650) 369-4300 www.cygn.com

FOR IMMEDIATE RELEASE

CYGNUS REPORTS SECOND QUARTER FINANCIAL RESULTS

Redwood City, CA - July 25, 2002 — Cygnus, Inc. (Nasdaq: CYGN) today reported its financial results for the quarter ended June 30, 2002. The Company posted a net loss of $11.5 million ($0.30 /share) for the quarter ended June 30, 2002, compared to a net loss of $13.0 million ($0.46/share) for the quarter ended June 30, 2001.

“The second quarter has been exciting for Cygnus, during which time we achieved significant milestones, including marketing approval for our second-generation GlucoWatch® Biographer and the launch of our first-generation product,” said John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus. “We have been receiving a very positive reception from health care professionals in the United States from our initial efforts introducing the first-generation GlucoWatch Biographer. The experience in the field will further enhance our sales and marketing approach for the second-generation product, the GlucoWatch® G2™ Biographer, which we plan to introduce to the market shortly.”

For the quarter ended June 30, 2002, Cygnus had total revenues of $316 thousand, compared to $71 thousand for the quarter ended June 30, 2001. Product revenues were $178 thousand and contract revenues from the National Institutes of Health (NIH) Small Business Innovative Research (SBIR) Phase I grant amounted to $138 thousand for the quarter ended June 30, 2002. In the quarter, the Company shipped approximately 3,200 GlucoWatch Biographers and 66,000 AutoSensors.  However, as required by Staff Accounting Bulletin No. 101 (“SAB 101”), Cygnus deferred revenue and costs of product revenue related to shipments of approximately 3,000 GlucoWatch Biographers and 40,000 AutoSensors.  Based on the terms and conditions of these shipments, most of the deferred revenue and costs of product revenue associated with these shipments (reflected below on the Company’s balance sheet as “deferred margin on product shipments”) will be recognized in the third quarter of 2002.

The Company had total costs and expenses of $11.1 million for the quarter ended June 30, 2002, compared to $12.9 million for the quarter ended June 30, 2001. Costs of product revenues for the quarter ended June 30, 2002 were $1.8 million and consisted of direct and indirect manufacturing costs and the write-off of $1.1 million of excess inventory.  This write-off relates to excess first-generation Biographer inventory, caused by the earlier-than-anticipated approval of the second-generation Biographer. Research and development costs were $3.9 million for the quarter ended June 30, 2002, compared to $8.3 million for the quarter ended June 30, 2001. Research and development costs decreased significantly as a result of a reduction in research and development efforts after the receipt of FDA approval for the GlucoWatch Biographer. Marketing, general and administrative expenses for the quarter ended June 30, 2002 were $5.3 million, compared to $4.6 million for the quarter ended June 30, 2001. The increase was primarily due to the development and implementation of promotion, education and training programs for health care professionals and patients in the United States.

Cash, cash equivalents and investments totaled $17.3 million as of June 30, 2002.

“We have made significant advances with our focused sales and marketing effort for the GlucoWatch Biographer,” noted Craig W. Carlson, Chief Operating Officer and Chief Financial Officer of Cygnus. Mr. Carlson highlighted the following achievements for the second quarter ending June 30, 2002:

•                  In April Cygnus received marketing approval from the FDA for its second-generation GlucoWatch G2 Biographer;

•                  Also in April the Company launched its first-generation GlucoWatch Biographer in the United States;

•                  In May the Company received a $5 million milestone payment from its partner, Sankyo Pharma Inc.; and

•                  In June at the American Diabetes Association conference Cygnus presented clinical data showing that the GlucoWatch Biographer improves glucose control and increases detection of hypoglycemia in children and adolescents with Type 1 Diabetes

Mr. Carlson continued, “Our U.S. launch strategy included a significant effort to introduce the benefits of the Biographer to health care professionals through experience and training. The Company has distributed approximately 5,500 Biographer samples and training units to health care professionals since we began these programs, which have been an essential part of our strategy to prepare the market for the launch of our second-generation product.”

Cygnus, Inc. is engaged in the development, manufacture and marketing of new and improved glucose monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. Cygnus’ first approved product, called the GlucoWatch® Biographer, and its second-generation product are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the first-generation product in the United Kingdom and United States. Cygnus believes its product represents the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent, approximately 20 years ago, of finger-stick blood glucose measurement. More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling Cygnus’ toll-free number, 1-866-GLWATCH, or by visiting http://www.glucowatch.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and commercially scale up the GlucoWatch® Biographer, the Company’s plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and the Company’s plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release.

NOTE: “GlucoWatch” is a registered trademark of Cygnus, Inc.

END

Financial Table to Follow

CYGNUS, INC.

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2002	2001	2002	2001

Product revenues	$178	$39	$334	$39
Contract revenues	138	32	248	5,065

Total revenues	316	71	582	5,104

Costs and expenses:
Costs of product revenues	1,788 (1)	—	2,343	—
Research and development	3,938	8,295	7,601	15,050
Marketing, general and administrative	5,342	4,564	9,187	7,711

Total costs and expenses	11,068	12,859	19,131	22,761

Loss from operations	(10,752)	(12,788)	(18,549)	(17,657)

Interest income and (expense) and other, net	(768)	(258)	(1,543)	164

Loss from operations before income tax	(11,520)	(13,046)	(20,092)	(17,493)

Provision for foreign taxes	(6)	—	(18)	(500)

Net loss	$(11,526)	$(13,046)	$(20,110)	$(17,993)

Net loss per share, basic and diluted	$(0.30)	$(0.46)	$(0.55)	$(0.64)

Shares used in computation of net loss per share, basic and diluted	38,189	28,646	36,741	28,181

(1) Includes write-off of $1.1 million of excess first-generation Biographer inventory, caused by the earlier-than-anticipated approval of the second-generation Biographer.

Summary Consolidated Condensed Balance Sheets

(In thousands)

(unaudited)

	June 30,	Dec. 31,
ASSETS:	2002	2001 (1)

Cash, cash equivalents and investments	$17,256	$23,749
Inventory	4,740	1,987
Other current assets	3,289	1,372
Equipment and improvements, net	7,459	8,002
Other assets	460	571

Total assets	$33,204	$35,681

LIABILITIES AND STOCKHOLDERS’ NET CAPITAL DEFICIENCY:

Deferred revenue	10,000	5,025
Deferred margin on product shipments	959	——
Other current liabilities	11,890	15,603
Long-term obligations	31,511	33,101
Stockholders’ net capital deficiency	(21,156)	(18,048)

Total liabilities & stockholders’ net capital deficiency	$33,204	$35,681

(1) The condensed consolidated balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.